Crowe Horwath.

國富浩華 (香港) 會計師事務所有限公司
Crowe Horwath (HK) CPA Limited
Member Crowe Horwath International

香港 銅鑼灣 希慎道33號 利園34樓
34/F The Lee Gardens,
33 Hysan Avenue,
Causeway Bay, Hong Kong
電話 Main +852 2894 6888
傳真 Fax +852 2895 3752
www.crowehorwath.hk

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-164269) on Form S-3 and Post Effective Amendment No. 2 to Form S-1 on Form S-3 (Registration No. 333-156120) of our report dated March 14, 2011, relating to the consolidated financial statements of Lihua International, Inc. and its subsidiaries (collectively the "Company") and the effectiveness of the Company's internal control over financial reporting, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

Crowe Horwath (HK) CPA Limited

Crowe Horwath (HK) CPA Limited
Hong Kong, China
April 25, 2011